Exhibit 5.1

November 12, 2024

Alpha Cognition Inc.

c/o 1200 – 750 West Pender Street

Vancouver, BC V6C 2T8

Dear Sirs and Mesdames:

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as Canadian counsel to Alpha Cognition Inc., a company incorporated under the laws of British Columbia, Canada (the “Company”), in a public offering pursuant to the Registration Statement on Form S-1 initially filed with, and declared effective on November 8, 2024 by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) (File No. 333-280196), as amended by Post Effective Amendment 1 thereto (the “Amended Registration Statement”), effective automatically upon filing pursuant to Rule 462(d) under the Act. Pursuant to the Amended Registration Statement, the securities are to be offered, comprising of up to $43,500,008 of common shares, no par value (the “common shares”), or up to $43,500,008 of pre-funded warrants (the “Pre-Funded Warrants”) to purchase common shares at an exercise price of $0.0001 per share until such time as the Pre-Funded Warrant is exercised in full. All dollar amount references herein are in United States currency.

The Company has granted the representative of the underwriters an option to purchase up to an aggregate of $6,524,992 of additional common shares or additional Pre-Funded Warrants in lieu thereof under the Amended Registration Statement. References herein to the common shares and Pre-Funded Warrants include any additional common shares or additional Pre-Funded Warrants issuable upon exercise of the underwriter’s option.

In rendering the opinions herein, we have examined originals or copies of documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photocopies or facsimiles thereof. We have assumed the offering of securities being registered under the Amended Registration Statement will complete as described in the Amended Registration Statement. We have assumed the accuracy and truthfulness of all representations and statements made in the documents so examined, and the performance of all obligations under agreement presented to us. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof.

Subject to the foregoing qualifications, we are of the opinion that as at the date hereof, the common shares registered under the Amended Registration Statement, including common shares issuable upon exercise of Pre-Funded Warrants, shall be, upon issuance, issued as duly and validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the references to this firm in the Amended Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

MORTON LAW LLP

/s/ Morton Law LLP